Exhibit 99.1

CRH Medical Corporation Announces Majority Purchase of South Metro Anesthesia

VANCOUVER, May 16, 2019 /CNW/ - CRH Medical Corporation (the "Company") (TSX: CRH) (NYSE MKT: CRHM), announces that it has completed an accretive transaction whereby the Company has acquired a 55% interest in South Metro Anesthesia Associates, LLC ("South Metro"), a gastroenterology anesthesia practice located in Georgia.

South Metro is the company's fourth acquisition in the state of Georgia and provides anesthesia services to two GI ambulatory surgery centers. The transaction was financed through a combination of CRH's credit facility and cash on hand.

South Metro Transaction Highlights:

  Estimated annual revenue of US$1.0M
  EBITDA and cash flow accretive

Dr. Tushar Ramani, CEO of CRH, commented on the transaction, "We are pleased to announce this latest acquisition, as we continue to execute on our pipeline of opportunities. South Metro Anesthesia Associates is now our 4th group in Georgia, further extending our footprint in the state. Nationwide, South Metro represents our 22nd anesthesia acquisition and is a result of a referral from within our existing relationships. Importantly, this acquisition confirms the value that gastroenterologists find in seeking partnerships with CRH, while further expanding our anesthesia business, and creating additional value for our shareholders."

About CRH Medical Corporation:

CRH Medical Corporation is a North American company focused on providing gastroenterologists throughout the United States with innovative services and products for the treatment of gastrointestinal diseases. In 2014, CRH became a full-service gastroenterology anesthesia company that provides anesthesia services for patients undergoing endoscopic procedures in ambulatory surgical centers. To date, CRH has completed 22 anesthesia acquisitions. CRH now serves 50 ambulatory surgical centers in 11 states and performs approximately 324,000 procedures annually. In addition, CRH owns the CRH O'Regan System, a single-use, disposable, hemorrhoid banding technology that is safe and highly effective in treating all grades of hemorrhoids. CRH distributes the O'Regan System, treatment protocols, operational and marketing expertise as a complete, turnkey package directly to gastroenterology practices, creating meaningful relationships with the gastroenterologists it serves. CRH's O'Regan System is currently used in all 48 lower US states.

View original content:http://www.prnewswire.com/news-releases/crh-medical-corporation-announces-majority-purchase-of-south-metro-anesthesia-300851301.html

SOURCE CRH Medical Corporation

View original content: http://www.newswire.ca/en/releases/archive/May2019/16/c8371.html

%CIK: 0001461119

For further information: CRH Medical Corporation, Richard Bear, Chief Financial Officer, 425-658-0151, rbear@crhmedcorp.com, http://investors.crhsystem.com/

CO: CRH Medical Corporation

CNW 08:30e 16-MAY-19